Exhibit 99.1

PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290

Release date: November 17, 2016	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FOURTH QUARTER
AND FISCAL YEAR ENDED SEPTEMBER 30, 2016

•	FULL YEAR 2016 GAAP EARNINGS PER SHARE OF $2.03; ADJUSTED EARNINGS OF $3.38, AN INCREASE OF 11.6% AND NEW RECORD FOR COMPANY

•	FOURTH QUARTER GAAP EARNINGS PER SHARE OF $0.74, COMPARED TO $0.51 LAST YEAR

•	FOURTH QUARTER ADJUSTED EARNINGS OF $1.08 PER SHARE, UP 16.1% OVER LAST YEAR

•	REVENUES INCREASE TO $377.0 MILLION FOR FISCAL 2016 FOURTH QUARTER

•	INTEGRATIONS OF SCHAWK AND AURORA PROGRESSING WELL

PITTSBURGH, PA, NOVEMBER 17, 2016 - Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”) today announced financial results for the quarter and fiscal year ended September 30, 2016.

Net income attributable to the Company for the quarter ended September 30, 2016 was $23.9 million, or $0.74 per share, compared to $17.0 million, or $0.51 per share, for the fourth fiscal quarter last year. On a non-GAAP adjusted basis, earnings for the fiscal 2016 fourth quarter were $1.08 per share (a reconciliation of non-GAAP financial information is provided in the table below), compared to $0.93 per share a year ago, representing an increase of 16.1%. The increase primarily reflected the impacts of the acquisition of Aurora Casket Company (“Aurora”), higher cemetery memorial products sales volume, the realization of acquisition integration synergies and lower commodity costs.

The Company’s consolidated sales for the quarter ended September 30, 2016 were $377.0 million, compared to $368.3 million a year ago. Higher sales for the current quarter resulted principally from the acquisition of Aurora and an increase in cemetery memorial products sales volume. Changes in foreign currency exchange rates had an unfavorable impact of $3.6 million on the Company’s current quarter consolidated sales compared to a year ago.

Non-GAAP adjustments for the current quarter principally included costs in connection with the integrations of Aurora and Schawk, Inc. (“SGK”), including the Company’s ERP implementation. Current period non‑GAAP adjustments also reflected an increase in intangible amortization expense as a result of the Aurora acquisition. Non-GAAP adjustments for the fourth fiscal quarter a year ago primarily included acquisition-related costs.

Exhibit 99.1

Matthews International Corporation	2 of 6	November 17, 2016

Net income attributable to the Company for the fiscal year ended September 30, 2016 was $66.7 million, or $2.03 per share. Net income attributable to the Company for fiscal 2015 was $63.4 million, or $1.91 per share. On a non-GAAP adjusted basis, fiscal 2016 earnings were $3.38 per share, compared to $3.03 a year ago, representing an increase of 11.6% and a new record for the Company. The increase in earnings per share primarily reflected the impact of the acquisition of Aurora, higher cemetery memorial products sales volume, the realization of acquisition integration synergies and lower commodity costs.

The Company’s consolidated sales for the fiscal year ended September 30, 2016 were $1.48 billion, compared to $1.43 billion a year ago, representing an increase of $54.4 million and a new record for the Company. Higher sales for the current period resulted primarily from the acquisition of Aurora, an increase in cemetery memorial products sales volume, and sales growth in the U.K. and Asia Pacific markets for the SGK Brand Solutions segment. Changes in foreign currency exchange rates had an unfavorable impact of $25.2 million on the Company’s fiscal year 2016 consolidated sales compared to a year ago.

Non-GAAP adjustments for the current fiscal year included costs in connection with the integrations of Aurora and SGK, including the Company’s ERP implementation, and inventory step-up expense related to the Aurora acquisition. Non-GAAP adjustments for the current year also reflected an increase in intangible amortization expense as a result of the Aurora acquisition. Non-GAAP adjustments last year primarily included costs in connection with the Aurora acquisition (including inventory step-up expense), SGK integration costs (including the write-off of certain intangible assets), the favorable impact of the settlement of a pension plan installment payment obligation, charges in connection with the Company’s cost reduction initiatives and a net gain on a litigation settlement in the Memorialization segment.

Sales for the Memorialization segment for the fiscal 2016 fourth quarter were $152.3 million, compared to $136.0 million for the same quarter a year ago, representing an increase of $16.3 million. The increase resulted primarily from the acquisition of Aurora and higher cemetery memorial products sales volume.

The SGK Brand Solutions segment reported sales of $193.7 million for the quarter ended September 30, 2016, compared to $200.7 million a year ago. The segment reported sales growth in its U.K. and Asia markets, which was offset by lower sales in the U.S. and Europe primarily reflecting slower brand market conditions. Changes in foreign currency exchange rates had an unfavorable impact of $3.4 million on the segment’s current quarter sales compared to a year ago.

The Industrial Technologies segment reported sales of $31.0 million for the quarter ended September 30, 2016, compared to $31.7 million for the same quarter last year. The decline primarily resulted from lower sales of fulfillment systems compared to a strong fiscal year for these products last year, generally reflecting slower market conditions in North America.

Exhibit 99.1

Matthews International Corporation	3 of 6	November 17, 2016

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“We finished the 2016 fiscal year strongly. Despite significant market headwinds, particularly in our brand and industrial technologies markets, the Company generated significantly higher fourth quarter earnings compared to last year as a result of continued acquisition synergy realization, higher cemetery memorial products sales volume and effective productivity and cost reduction efforts.

“The Memorialization segment reported sales growth and higher operating profit for the 2016 fourth quarter and fiscal year primarily reflecting the Aurora acquisition and an increase in cemetery memorial products sales volume. In addition, operating productivity initiatives (including cost synergy realization) and lower commodity costs contributed to the segment’s improvement in operating results for the current quarter and fiscal year.

“Sales for the SGK Brand Solutions segment reflected the impacts of unfavorable currency exchange rate changes and slow market conditions in the U.S. and Europe. Although sales were lower for the 2016 fiscal year as a result of these conditions, the segment reported improvement in operating profit as a result of effective cost reduction initiatives, including synergy realization. In addition, the segment demonstrated continued sales strength in its U.K. and Asia markets.

Mr. Bartolacci further stated: “The synergy capture on our SGK and Aurora acquisitions continues to exceed our initial projections. In addition, the implementation of our ERP platform within the SGK businesses has progressed well. These successes are a tribute to the dedication and efforts of our acquisition integration teams. We are very encouraged moving forward as the integration efforts begin to shift more toward the Aurora integration in fiscal 2017. Assuming stable market conditions, we expect fiscal 2017 to be another good year for Matthews.”

* * * * *

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial automation solutions. The SGK Brand Solutions segment is a leader in the delivery of brand development, activation and deployment services that help build our clients’ brands and consumers’ desire for them.  The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. We have more than 10,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Exhibit 99.1

Matthews International Corporation	4 of 6	November 17, 2016

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, technological factors beyond the Company’s control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

* * * * *

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2016	2015	2016	2015
Sales	$376,995	$368,338	$1,480,464	$1,426,068
Cost of sales	(230,165)	(226,764)	(924,010)	(896,693)
Gross profit	146,830	141,574	556,454	529,375
Selling and administrative expenses	(107,158)	(108,816)	(437,639)	(424,352)
Operating profit	39,672	32,758	118,815	105,023
Other income (deductions), net	(6,289)	(7,706)	(23,581)	(15,371)
Income before income taxes	33,383	25,052	95,234	89,652
Income taxes	(9,783)	(8,050)	(29,073)	(26,364)
Net Income	23,600	17,002	66,161	63,288
Non-Controlling Interests	263	(28)	588	161
Net Income attributable to Matthews	$23,863	$16,974	$66,749	$63,449
Earnings per Share - Diluted	$0.74	$0.51	$2.03	$1.91
Earnings per Share - non-GAAP (1)	$1.08	$0.93	$3.38	$3.03

(1)	See the reconciliation of non-GAAP financial information provided in the table below

Exhibit 99.1

Matthews International Corporation	5 of 6	November 17, 2016

The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition-related items, adjustments related to intangible assets, litigation items, and strategic initiative and other charges, which includes non-recurring charges related to operational initiatives and exit activities. Management believes that presenting non-GAAP financial  measures (such as Adjusted EPS, EBITDA and Adjusted EBITDA) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provides investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS PER SHARE (Unaudited)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2016	2015	2016	2015
Earnings per share, as reported	$0.74	$0.51	$2.03	$1.91
Acquisition-related items	0.18	0.26	0.74	0.83
Intangible asset write-offs	—	—	—	0.10
Strategic initiatives and other charges	0.01	0.02	0.01	0.10
Litigation matter	—	—	—	(0.18)
Pension settlement	—	—	—	(0.24)
Pension and postretirement expense (1)	0.04	0.03	0.17	0.12
Intangible amortization expense	0.11	0.11	0.43	0.39
Earnings per share, as adjusted	$1.08	$0.93	$3.38	$3.03

(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

Exhibit 99.1

Matthews International Corporation	6 of 6	November 17, 2016

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”) (Unaudited) (In thousands)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2016	2015	2016	2015
Net income attributable to Matthews	$23,863	$16,974	$66,749	$63,449
Interest expense	6,198	5,494	24,344	20,610
Income taxes	9,783	8,050	29,073	26,364
Depreciation and amortization	16,202	15,549	65,480	62,620
EBITDA	56,046	46,067	185,646	173,043
Acquisition-related items	8,216	10,920	34,674	38,865
Strategic initiatives and other charges	403	1,139	241	4,968
Intangible asset write-offs				4,842
Pension settlement				(11,522)
Litigation matter				(8,996)
Stock-based compensation	2,672	2,259	10,612	9,097
Pension and postretirement expense (1)	2,185	1,297	8,413	5,677
Adjusted EBITDA	$69,522	$61,682	$239,586	$215,974

(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.